Exhibit 99.1
[LETTERHEAD]
January           , 2008
[Name/Address of Executive]
Re: Amendment to Stock Option
Dear                                         :
     We are pleased to advise you of a proposed change in connection with your stock options under the Company’s 2005 Equity Incentive Plan (“2005 Plan”) and/or the Company’s 1998 Stock Plan (together with the 2005 Plan, the “Plans”). Please bear in mind there is no current intention to sell or merge the Company or its assets and such a transaction may not occur. However, the Administrator of the Plans has determined that in the event of a “Corporate Transaction” as defined in Section 10.3 of the 2005 Plan, if you are subject to an “Involuntary Termination” within the period starting three months prior to the closing and ending twelve months after the closing of the Corporate Transaction, all your outstanding options under the Plans at the time of the Involuntary Termination will become fully and immediately vested and exercisable. Although you should consult Section 10.3 of the 2005 Plan for more explicit guidance concerning what constitutes a Corporate Transaction, in general a Corporate Transaction occurs in the event of a significant change in the ownership of the Company or a substantial portion of its assets.
     An “Involuntary Termination” occurs if you cease being employed by the Company because either you are involuntary terminated from the Company (or any subsidiary) without “Cause” (which is defined in Section 2.1(j) of the 2005 Plan) or you voluntarily quit within 60 days of an event which constitutes “Good Reason.”
     For this purpose, Good Reason means any of the following without your consent: (i) relocation of your principal work place to a site more than 60 miles from San Jose, California; (ii) a material reduction in your then current base salary; or (iii) a material reduction in your duties or responsibilities.
     All other terms of your options remain the same. Thus for example, if the vesting of your options does accelerate because of the terms of this letter, to the extent your options are not exercised within the number of days set forth in your option agreement for exercise upon employment termination, your options will expire. Also, if a Corporate Transaction does not occur or if you are not subject to an involuntary termination, no acceleration of your options will occur. Finally, the provisions of this letter do not supersede or replace any more favorable acceleration provisions to which your options may be subject or any more favorable provisions of any employment agreement between you and the Company.

January ____, 2008

     To accept the changes to your stock options under the Plans as described in this letter, please sign the attached copy of this letter and return to Marea Fabrique no later than February 8, 2008.

Sincerely,

MICRUS ENDOVASCULAR CORPORATION

By:

John Kilcoyne Chairman and CEO

I agree to the terms set forth above.

Signature	Date